Exhibit 10.2

NORTHERN TERRITORY OF AUSTRALIA

AGREEMENT

THIS AGREEMENT is made the	day of	2006.

BETWEEN:

the NORTHERN TERRITORY OF AUSTRALIA care of the Department of Primary Industry Fisheries and Mines, of Centrepoint Building, The Mall, Darwin in the Northern Territory of Australia (“the Territory”)

AND:

VISTA GOLD AUSTRALIA PTY LTD (A.C.N. 117 327 509) the registered office of which is situate at c/- Whittens Lawyers, Level 30, Piccadilly Tower, 133 Castlereagh Street, Sydney in the State of New South Wales (“Vista Gold”)

AND:

VISTA GOLD CORP, a company continued under the laws of the Yukon Territory, Canada and having its principal executive offices at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado USA 80127, the registered office of which is situated at 200-204 Lambert Street, Whitehorse, Yukon Territory, Canada YIA 3T2 (“the Guarantor”)

RECITALS:

A.           The Mt Todd Gold Mine Site (Mt Todd) near Katherine in the Northern Territory of Australia, was a major mining operation conducted over a period of approximately seven (7) years by several different operators and was operated pursuant to the terms of Mineral Leases issued pursuant to the Mining Act and numbered MLN 1070, 1071 and 1127(“the Mineral Leases”).

B.            In 2000, mining activity at Mt Todd ceased. On 5 July 2000, voluntary administrators were appointed to General Gold Operations Pty Ltd (“the Operator”) pursuant to the Corporations Act.

C.            Pegasus Gold Australia Pty Ltd (Subject to Deed of Company Arrangement) (“the Mortgagee”) conducted a sale of assets at Mt Todd, and the Territory purchased a number of items of capital equipment located on the site.  The Mt Todd site and the equipment have, since that time, been operated and maintained by the Territory.

D.            Vista Gold has entered into or intends to enter into an agreement with the Mortgagee for the purchase by Vista Gold of 100% of the Mineral Leases.

E.            The Territory acknowledges the special interest of the Jawoyn people in the land on which Mt Todd is situated, and notes that Vista Gold has entered or intends to enter into an agreement with the Jawoyn Association Aboriginal Corporation in respect of the use of the land.

F.            The Territory and Vista Gold now wish to record the terms of their agreement, under which they will each occupy Mt Todd for the purpose of each of them carrying out their respective activities with the intention that the site will be rehabilitated consistent with currently accepted standards and that exploration and mining activities will resume on the site.

G.            The objectives of the Territory in entering this agreement are as follows:

(a)           to maximise the opportunities available for the Mineral Leases, in order to benefit stakeholders and Territorians;

(b)           to ensure that the site is managed so that there is minimal or no adverse impact on the environment, by the orderly management of the fire and water management and security at the Mt Todd site while Vista Gold undertakes studies and reviews with a view to recommencing mining at Mt Todd;

(c)           the long term successful rehabilitation of the Mt Todd site, either through successful mining operations to be undertaken by Vista Gold or another mining company, or by the Territory;

(d)           to ensure that the Territory can continue to undertake such studies as are necessary in order to determine the appropriate means of long term rehabilitation of the site;

(e)           for a third party to assume the role of operator of the Mineral Leases and allow the Territory to continue in its regulatory role consistent with the Mining Management Act.

H.            The objectives of Vista Gold in entering this agreement are as follows:

(a)           to undertake studies and exploration with a view to determining whether Mt Todd can be the subject of viable mining operations;

(b)           to develop Mt Todd at such time when an appropriate combination of gold prices, costs and technology will permit the safe and profitable development of the ore body for all parties;

(c)           to work with the Jawoyn Association Aboriginal Corporation and the Territory to improve environmental protection at the mine site; and

(d)           to work with the Jawoyn Association Aboriginal Corporation cooperatively and transparently to develop the natural resources of the Mineral Leases, to acquire potential future exploration licences and to ensure the appropriate use and protection of the Jawoyn Association Aboriginal Corporation freehold land covering these areas.

I.             The Territory has agreed to continue to operate and manage the Mineral Leases for a period of twelve (12) months to 31 December 2006, in order to enable an orderly transfer of this function to Vista Gold.  From 1 January 2007, Vista Gold shall assume full responsibility for operation and management of the site including (without limitation) the provision of adequate security on site, fire and water management and the conduct of all repairs and maintenance of NT Assets.

J.             The Guarantor has agreed to guarantee all of the obligations of Vista Gold under this Agreement.

K.            The Territory acknowledges that Vista Gold has indicated that it will, in conjunction with the Jawoyn Association Aboriginal Corporation, make a proposal for exploration of areas surrounding Mt Todd and which are presently the subject of a reserve from occupation pursuant to section 178 of the Mining Act.

THE PARTIES AGREE as follows:

1.         DEFINITIONS

1.1        In this Agreement unless the contrary intention appears the following definitions shall apply:

“Business Day” means any day other than a weekend or public holiday in the Northern Territory;

 “Commencement Date” means 1 January 2006;

“Confidential Information” means any information or material relating to this Agreement provided by or for one party to the other party, including but not limited to:

(a)  any information that by its nature is confidential;

(b)       any information designated as confidential by the party by or for whom the information is provided; and

(c)        any information that the recipient of the information knows is confidential,

but excludes:

(i)         any information which is part of the public domain at the time of disclosure or which becomes publicly available other than through a breach of this Agreement; or

(ii)        any information which is already in the possession of a party at the date of disclosure from sources independent of this Agreement and without an obligation of confidence on the recipient of that information;

“First Renewal Period” means the period of five (5) years from the expiry of the Term;

 “Initial Period” means the period from the Commencement Date until 31 December 2006;

 “Law” means the general law applying to the Northern Territory of Australia, together with all statutes (Commonwealth State and Territory) in force from time to time in the Northern Territory, including all subordinate legislation of every kind;

“Mining Management Plan” means a Mining Management Plan under Division 3 Part 4 of the Mining Management Act;

 “Notice” means a written notice given by Vista Gold to the Territory which gives the Territory thirty (30) days notice that Vista Gold intends to take over and assume the management, operation and rehabilitation of Mt Todd;

“NT Assets” means the fixtures, fittings and items of equipment listed in Schedule A to the Agreement.

“Payment” means the payment to be made to the Territory by Vista Gold pursuant to clause 10 of this Agreement;

“Prior Intellectual Property” means the intellectual property in all of the documents, reports and other material in the possession of the Territory at the date of this Agreement, and which the Territory has or will make available to Vista Gold.

“Second Renewal Period” means the period of three (3) years from the expiry of the First Renewal Period;

“Site Entry Conditions” means the conditions set out in Schedule C to this Agreement.

“Site Manager” means the person (if any) nominated by Vista Gold to the Territory in writing to be the Site Manager for Mt Todd.

“Term” means the period of five (5) years commencing on the Commencement Date;

2.         INTERPRETATION

2.1        In the interpretation of this Agreement unless such interpretation shall be excluded by or repugnant to the context:

(a)        words importing the singular number include the plural number and vice versa;

(b)       words importing any gender shall include all other genders;

(c)        “person” includes a corporation;

(d)       all references to statutes shall also refer to statutes amending or re-enacting or replacing the statutes referred to and shall include a reference to all Proclamations Orders in Council regulations rules by-laws ordinances and any other instruments and directions (if any) made thereunder;

(e)        “Dollar,” “$,” or “currency” refers to the Australian dollar;

(f)        all covenants warranties undertakings and agreements herein shall if entered into by more than one (1) person be deemed to be joint and several;

(g)       recitals, headings and sub-headings have been included for ease of reference only and this Agreement is not to be construed or interpreted by reference to such headings or sub-headings;

(h)       any Schedules to this Agreement shall be read and construed as part of this Agreement.

3.         CONDITION PRECEDENT

This Agreement shall have no force or effect and shall not be binding on any party unless and until it is signed by all parties, and the Mineral Leases are wholly owned by Vista Gold, by no later than 30 March 2006.  For the purposes of this clause the registration of transfer of leases need not be effected by 30 March 2006.

4.         TERM OF AGREEMENT

4.1        This Agreement will commence on the Commencement Date and expire on 31 December 2010 unless sooner determined or terminated in accordance with this Agreement.

4.2        The Territory hereby grants to Vista Gold a right of renewal of this Agreement for the First Renewal Period subject to:

(a)        compliance by Vista Gold with all material terms of this Agreement; and

(b)       if Vista Gold can show that it is technically feasible for the viable commercial development and mining of the Mt Todd gold ore bodies within a reasonable period of time.

4.3        The Territory may, upon application by Vista Gold made not less than six (6) months before the expiry of the First Renewal Period, and at its sole discretion in all things, grant to Vista Gold the Second Renewal Period.

5.         ACKNOWLEDGEMENT OF INTEREST OF THE JAWOYN PEOPLE

The parties acknowledge and agree that the Jawoyn People have a special interest in the land on which the Mt Todd site is situated, and acknowledge that Vista Gold has entered into or intends to enter into an agreement with the Jawoyn Association Aboriginal Corporation in respect of use of the land.

6.         PARTICIPATION BY VISTA GOLD AS AN OBSERVER FOR THE MT TODD REFERENCE GROUP

The Territory will procure that Vista Gold will be entitled to attend meetings of the Mt Todd Reference Group as an observer.

7.         OBLIGATIONS OF THE PARTIES

7.1        Obligations of the Territory during the Initial Period

(a)        In consideration of the Payment being made in accordance with clause 10 hereof, the Territory will operate and manage Mt Todd for the Initial Period in an environmentally sound manner and in accordance with all Laws and policies of the Territory.

(b)       The obligation to operate and manage includes (but is not necessarily limited to):

(i)         provision of adequate security on site;

(ii)        fire and water management;

(iii)       the conduct of all repairs and maintenance of the NT Assets to appropriate standards such that the mechanical equipment is kept in sound operating condition.

7.2        Obligations of Vista Gold during the Term

Vista Gold must, at its own cost:

(a)  within the Initial Period:

(i)         undertake a comprehensive technical and environmental review of Mt Todd, and deliver to the Territory a report detailing as a minimum:

(A)      current site environmental conditions;

(B)       identifying and prioritising a program to continue the stabilization of the environmental conditions and to minimise offsite contamination;

(C)       examining the condition of important physical assets on the site and reviewing the steps necessary to preserve them;

(ii)        undertake a review of the water management plan and make recommendations for future implementation;

(iii)       provide a report to the Territory detailing all available mineral resources, mine planning and metallurgical information gathered from and in respect of previous operators.  This report must contain a preliminary feasibility study of the re-start of operations examining important technical, economic and environmental considerations.

(b)       not later than six (6) months prior to the end of the Term:

(i)         prepare and provide to the Territory a technical and economic feasibility study for the potential development of Mt Todd.  The study must be conducted by independent consultants to international technical security commission standards for such studies and will:

(A)      examine all technical economic and environmental issues;

(B)       estimate site rehabilitation costs with and without any proposed new operations to be conducted on the site;

(C)       consider any new exploration information generated by Vista Gold during the Term;

(D)       consider current proven technologies and potential technologies which may be developed in the reasonably foreseeable future, that is, within the Term and the First Renewal Period;

(ii)        prepare and provide to the Territory a comprehensive report including the results of all exploration activities at Mt Todd during the Term;

(c)       on each anniversary of the Commencement Date throughout the Initial Period, Term, First Renewal Period and the Second Renewal Period,

(i)         prepare and provide to the Territory a report detailing the results of all exploration and other activities at Mt Todd during the previous year; and

(ii)        a comprehensive plan for all activities planned at Mt Todd during the forthcoming year (including an exploration plan in accordance with clause 12).

7.3        Obligations of Vista Gold Concerning Insurance

As and from the Commencement Date, Vista Gold must take out and maintain during the Term and, if applicable, the First Renewal Period and the Second Renewal Period in the joint names of Vista Gold and the Territory, insurance policies with a reputable insurance company conducting business in the Northern Territory, covering the following risks:

(a)        liability under the Work Health Act for Vista Gold’s full liability thereunder;

(b)       liabilities of the public for an amount of not less than Twenty Million Dollars ($20,000,000.00) in respect of accidents arising out of, or in the ordinary course of, or caused by the execution of the Works or the occupation of the Site by Vista Gold.

Vista Gold must ensure that all its sub-contractors and consultants take out and maintain in force valid and enforceable insurance policies of the types referred to in this clause where the same are not covered in their totality by the policies taken out by Vista Gold.

Vista Gold must produce to the Territory promptly upon request copies of all policies and, as a separate obligation, will provide to the Territory certificates of currency in respect of each policy as and when they are renewed.

7.4       Obligation for Vista Gold to operate after Initial Period

(a)       At the expiry of the Initial Period, Vista Gold will, in addition to any other statutory or other obligations, operate and manage Mt Todd in an environmentally sound manner and in accordance with all laws and policies of the Territory and otherwise to the standard and using the skill and resources that would be applied by a prudent mine operator;

(b)       The obligation to operate and manage includes (but is not necessarily limited to):

(i)         provision of adequate security on site;

(ii)        fire and water management;

(iii)       the conduct of all repairs and maintenance of the NT Assets to appropriate standards such that the mechanical equipment is kept in sound operating condition, having regard to their condition at the date of the expiration of the Initial Period.

(c)        the obligations in this clause 7.4 do not include rehabilitation of Mt Todd, which obligations are dealt with in clause 11.

8.         OWNERSHIP AND MAINTENANCE OF MOVABLE ASSETS

It is acknowledged and agreed by the parties that the NT Assets are and remain at all times the property of the Territory, notwithstanding that the same may be fixed to the land.

The Territory hereby grants to Vista Gold an exclusive licence to use the NT Assets other than the shed currently occupied by the Territory during the period from the end of the Initial Period for the Term and, if applicable the First Renewal Period and the Second Renewal Period, in consideration of the payment by Vista Gold to the Territory of One Dollar ($1.00) (if demanded).

After the expiration of the Initial Period, subject to the provisions of clause 13, Vista Gold must undertake all repairs and maintenance of the NT Assets, having regard to their condition as at the expiration of the Initial Period, other than the shed, and if applicable, the First Renewal Period and the Second Renewal Period.

Vista Gold acknowledges that the Territory will continue to use and maintain the shed which is currently occupied by the Territory for the purposes of carrying out activities in accordance with clause 11.  In the event that the Territory does not need to utilise the whole of the shed for this purpose, the Territory may by agreement with Vista Gold, make any surplus space available to Vista Gold.

Vista Gold acknowledges that the items of plant and equipment at Mt Todd listed in Schedule B to this Agreement are not the property of the Territory and which the Territory has no power to deal with.  The Territory reserves the right to permit the owner of any such items to enter Mt Todd at any reasonable time within the Initial Period subject to prior written notice to Vista Gold to remove them.

9.         FUTURE USE OF MATERIAL ON SITE

The parties acknowledge that there is present at Mt Todd certain materials, such as water, scats and a mineral stock pile, which may be needed by the Territory in order to undertake rehabilitation works.  The parties agree to work cooperatively with one another to agree upon the manner in which this material can be used by the Territory for this purpose, without unreasonably negatively impacting upon Vista Gold’s proposed use of the Mt Todd site.

If either the Territory or Vista Gold have any proposal to use material at the Mt Todd site, the party wishing to use the material will provide one (1) month’s prior written notice to the other party in order to provide that party with an opportunity to comment or to be consulted on the proposal to use the material.

10.       PAYMENT DURING THE INITIAL PERIOD

10.1      Subject to the provisions of 10.2 hereof, Vista Gold shall pay to the Territory the total of the Territory’s actual costs and expenses of and incidental to the management and operation of Mt Todd for the Initial Period.

10.2      It is acknowledged by the parties that the estimate of the Territory’s costs in the Initial Period at the Commencement Date is approximately $375,000.00 per annum (calculated exclusive of GST).  Notwithstanding the obligation of Vista Gold contained in clause10.1, the parties agree that the maximum of the Payment for the Initial Period will be Three Hundred and Seventy Five Thousand Dollars ($375,000.00) plus any applicable GST.

10.3      Unless otherwise agreed by the parties, the Territory must submit to Vista Gold, on a quarterly basis, an itemised statement of estimated costs that will be incurred in the following quarter and submit it together with a tax invoice prepared in accordance with clause 21 for payment by Vista Gold.

10.4      Vista Gold shall, within fourteen (14) days of receipt of the itemised statement of estimated costs, pay the amount of the estimate to the Territory.

10.5      At the conclusion of the Initial Period, the Territory must provide to Vista Gold an itemised reconciliation of the actual costs and expenses of and incidental to the management and operation of Mt Todd for the Initial Period with the sum paid by Vista Gold to the Territory.  Any surplus shall be paid by the Territory to Vista Gold, and any shortfall up to the maximum of Three Hundred and Seventy Five Thousand Dollars ($375,000.00) plus GST, shall be payable by Vista Gold to the Territory.

11.           REHABILITATION

11.1         The Territory acknowledges its commitment to the community to rehabilitate Mt Todd.  The Territory intends (but is not bound to) carry out a range of environmental and other studies as recommended to the Territory or otherwise determined by the Territory to be of some assistance in determining the appropriate rehabilitation tasks for the Mt Todd site, together with such works as the Territory deems reasonably necessary and desirable for the Territory in respect of the long term rehabilitation of the Mt Todd site (“the Works”).

11.2         The Territory shall, on each anniversary of the Commencement Date, provide a reasonably detailed report to Vista Gold of the Works carried out by the Territory in the previous twelve (12) months together with a reasonably detailed plan of the Works proposed for the following twelve (12) months.

11.3         Vista Gold hereby grants to the Territory its employees, contractors and agents a non-exclusive licence to enter exit and remain on the Mt Todd site for the purpose of the Territory carrying out the Works.  The Territory will provide Vista Gold with written notice at least twenty (20) days prior to any Works commencing which will employ at the site more than ten (10) employees or Works which may interfere with ongoing activities by Vista Gold.

11.4         At any time after the expiry of the Initial Period the Territory acknowledges and agrees to comply and agrees to cause its officers, servants, agents and contractors to comply with the Site Entry Conditions.

11.5         Notwithstanding any provision to the contrary in any of the Mineral Leases, the Mining Act, the Mining Management Act, or any other legislation, the Territory acknowledges and agrees that Vista Gold has no obligations in respect of the rehabilitation of the Mt Todd site, insofar as the rehabilitation obligations relate to any pre-existing environmental condition as at the Commencement Date.  Vista Gold agrees and acknowledges that it has full responsibility for any environmental conditions that occur subsequent to the Commencement Date, other than any environmental conditions caused by the Territory, and except as otherwise expressly provided in clause 11.6.

11.6         The parties acknowledge that, in spite of the best endeavours by Vista Gold, the pre-existing environmental conditions at Mt Todd as at the Commencement Date could be exacerbated by factors outside of the control of the parties, or unknown to the parties at the Commencement Date, such as extraordinary weather conditions.  Consistent with the position that Vista Gold has no obligations in respect of the rehabilitation of the Mt Todd site, insofar as the rehabilitation obligations relate to any pre-existing environmental conditions as at the Commencement Date, the Territory agrees that, if there is a claim made against Vista Gold or the Guarantor as a result of the exacerbation of pre-existing environmental condition as at the Commencement Date, the Territory will bear the cost of such claim, provided that Vista Gold has used its best endeavours to prevent the exacerbation, and Vista Gold has complied with its obligations under clause 7.4.

11.7         In the event that, notwithstanding clause 11.5, the Territory enforces any of the provisions of the Mining Act, Mineral Leases or Mining Management Act to require Vista Gold to conduct any rehabilitation activities in respect of pre-existing environmental conditions as at the Commencement Date, except as otherwise specifically provided for by this Agreement, the Territory shall reimburse Vista Gold the cost of compliance.  Provided that Vista Gold shall not be forced to pay more than Two Hundred and Fifty Thousand Dollars ($250,000.00) without reimbursement from the Territory within seven (7) days of a claim being made to the Territory by Vista Gold.

12.        EXPLORATION ACTIVITY

Vista Gold shall, within six (6) months of the Commencement Date, provide to the Territory a reasonably detailed exploration plan which is designed to evaluate the gold potential of the site.

The plan shall describe a year by year phased exploration program with each successive phase modified by the results of the preceding phases.  The first year’s program will primarily consist of compiling and evaluating all available historical exploration records.  Based on this evaluation, follow up activities such as Geochemistry and Geophysics or prospecting-level drilling will be undertaken, followed by drilling at appropriate locations and densities to adequately evaluate the potential.

Vista Gold shall undertake exploration activities in accordance with the exploration plan.

If, in the reasonable opinion of the Territory, the exploration plan provided by Vista Gold is not sufficient to evaluate the gold potential of the site within the Term, the Territory shall provide Vista Gold with a written notice detailing the reasons why the Territory is of the view that the exploration plan is not sufficient, and Vista Gold shall revise and resubmit its exploration plan to the Territory for the Territory’s review.  If Vista Gold and the Territory are unable to agree on a plan, the plan will be submitted to dispute resolution as provided for in clause 17.4(b) of this Agreement.

Vista Gold acknowledges that any exploration activity proposed to be carried out by it at Mt Todd must be the subject of a Mine Management Plan first approved by the Minister pursuant to the Mining Management Act, and appropriate security being provided in respect of same.

13.        MINING ACTIVITY

13.1      Vista Gold may, (but is not obliged to), at any time during the Term, the First Renewal Period or Second Renewal Period give Notice to the Territory that it wishes to commence mining activity at Mt Todd.

13.2      Upon expiry of the Notice period, the Territory will:

(b)       transfer the NT Assets to Vista Gold upon such terms and conditions as the Territory and Vista Gold may agree, or, failing agreement, as determined by an Independent Valuer;

(c)        promptly commence to transfer to Vista Gold the rehabilitation, management and operational activities being carried out by the Territory with a view to effecting a seamless transition to Vista Gold of all rights duties and obligations of the Territory in respect of Mt Todd.

13.3      Upon expiry of the Notice Period, Vista Gold must take over and assume full responsibility for all management, operational and rehabilitation works at Mt Todd, including without limitation any activity previously being undertaken by the Territory, and all risk in respect of Mt Todd will thereupon pass to Vista Gold, and the relief from the obligation to undertake rehabilitation and the other provisions of clause 11 shall cease to apply.

13.4      All rehabilitation works carried out by Vista Gold pursuant to this clause will be at the sole cost of Vista Gold.

13.5      Vista Gold acknowledges that any mining activity proposed to be carried out by it at Mt Todd must be the subject of a Mine Management Plan first approved by the Minister pursuant to the provisions of the Mining Management Act, and appropriate security being provided in respect of same.  Vista Gold further acknowledges that Vista Gold will be solely responsible for obtaining any or all approvals required for the conduct of mining or exploration activity, including any environmental approvals required pursuant to the Environmental Assessment Act or any other relevant environmental laws.

14.       INTELLECTUAL PROPERTY

The Territory is and remains at all times the owner of the Prior Intellectual Property.

Each of the Territory and Vista Gold will be the owner of the intellectual property in any studies, or works that they each carry out during the Term, or where applicable, the First Renewal Period or the Second Renewal Period.

Each of the Territory and Vista Gold grant to the other a perpetual non-exclusive licence to use the intellectual property in any studies or works that they each carry out during the Term, or where applicable, the first Renewal Period or Second Renewal Period.  Vista Gold acknowledges that, in the event that this Agreement expires or is otherwise earlier terminated, the Territory may make any or all intellectual property publicly available or available to persons with an interest in the Mt Todd site.

15.       LOCAL INDUSTRY PARTICIPATION

15.1         Vista Gold acknowledges the importance placed by the Territory upon local industry participation for economic and social development reasons and the parties acknowledge the need for a co-operative approach taken to engaging local industry.

15.2         Vista Gold agrees to:

(a)           prepare a local industry participation plan for any proposed mining activities at Mt Todd (the “Industry Participation Plan”).  The Industry Participation Plan shall contain the following elements:

(i)            project description;

(ii)           an outline of how services and labour will be utilised (including opportunities for local participation through all tiers supply chain, estimated local employment during construction and operation, and proposed work force operations in the Northern Territory;

(iii)          an outline of proposed enhancements to business and industry capability (including skills development, research and development, opportunities for networks and alliances, encouragement of international quality standards, use of proven emerging technologies and materials, and integration of local industry and to global supply chains);

(iv)          an outline of regional economic development benefits;

(v)           proposals for indigenous participation;

(vi)          a communications strategy; and

(vii)         a reporting methodology (including a proposed framework for reporting against key elements of the Industry Participation Plan, and a schedule of reports and submissions;

(b)           consult with the relevant Department during the preparation of the Industry Participation Plan; and

(c)           submit the Industry Participation Plan to the Territory for endorsement by the relevant Minister.

15.3         Vista Gold agrees not to commence, authorise or in any way allow to commence, any mining at the Mt Todd site prior to endorsement of the Industry Participation Plan in accordance with this Agreement, provided that endorsement shall not be unreasonably withheld.

15.4         When carrying out any work at the Mt Todd site Vista Gold agrees to, if it is reasonable and economically practical to do so and that provided that local industry participants are suitably technically qualified, use its best endeavours to:

(a)           use labour available within the Northern Territory;

(b)           provide employment, training and contracting opportunities to indigenous people, particularly the Jawoyn People.

(c)           use the services of suitably qualified engineers, surveyors, architects and other professional consultants, experts, project managers, manufacturers, suppliers and contractors resident and/or available in the Northern Territory;

(d)           when preparing specifications, calling for tenders and letting contracts for works, ensure that suitably qualified suppliers and contractors within the Northern Territory are given a reasonable opportunity to tender or quote; and

(e)           ensure that their contractors, when preparing specifications, calling for tenders and letting contracts for works, give suitably qualified suppliers and contractors within the Northern Territory a reasonable opportunity to tender or quote.

15.5         Vista Gold agrees to engage with the Northern Territory Industry Capability Network (“NTICN”) to:

(a)           if appropriate, enter into arrangements for the secondment of NTICN personnel to the Mt Todd Project on a part-time or other basis to assist with the identification of local industry suppliers as part of the procurement processes for the project; and

(b)           facilitate the implementation of the Industry Participation Plan.

15.6         The Territory agrees to use its reasonable endeavours to work with Vista Gold in respect of local industry participation and such work may include, if appropriate and without limitation:

(a)           participation in or the coordination of industry briefings;

(b)           implementation of a project awareness campaign targeted at local industry; and

(c)           working with local industry to improve business capabilities.

15.7         Vista Gold must, in every contract entered into with a third party in connection with Mt Todd, for the supply of services, labour, works or materials for the purposes of the project, require a condition in such contract that the third party will:

(a)           undertake the same local industry participation obligations as Vista Gold set out in this Deed; and

(b)           report to Vista Gold concerning the implementation of its local industry participation obligations.

15.8         Vista Gold agrees to consult with NTICN on a regular basis to discuss:

(a)           forward planning of contracts;

(b)           contracts to be awarded; and

(c)           contracts previously awarded.

15.9         Vista Gold agrees to prepare and submit yearly reports to the Territory, with the first report to be submitted twelve (12) months from the date on which this Agreement is executed, which must include:

(a)           evidence of Vista Gold’s implementation of the requirements set out in this Agreement; and

(b)           a copy of any report received by Vista Gold from a third party.

16.        INDEMNITIES

(a)        Subject to sub-clause (b), the Territory shall indemnify and keep indemnified Vista Gold and the Guarantor from and against any and all liabilities, claims, demands, proceedings, penalties, damages, losses, costs, charges and expenses whatsoever suffered by Vista Gold or the Guarantor as a result of the Territory’s negligence or breach of the terms of this Agreement during the Initial Period, and thereafter in relation to any breach of clause 11.

(b)        Any liability of the Territory arising under this clause shall be reduced proportionately to the extent that Vista Gold has caused or contributed to the negligence or breach.

(c)        Vista Gold shall indemnify and keep indemnified the Territory from and against any and all liabilities, claims, demands, proceedings, penalties, damages, losses, costs, charges and expenses whatsoever suffered by the Territory as a result of Vista Gold’s negligence or breach of the terms of this Agreement during the Term and, if applicable, the First Renewal Period and the Second Renewal Period.

(d)        Any liability of Vista Gold arising under this clause shall be reduced proportionately to the extent that the Territory has caused or contributed to the negligence or breach.

17.        DISPUTE RESOLUTION

17.1      Before court or arbitration proceedings (other than for urgent interlocutory relief) may be commenced or this Agreement may be terminated pursuant to clause 18.1(b), the following steps must be taken to attempt to resolve any dispute that arises out of or in connection with this Agreement (including any dispute as to the validity, breach or termination of the Agreement) or as to any claim in tort, in equity or pursuant to any statute.

17.2      Notice (the “Notice of Dispute”) must be given in writing by the party claiming that a dispute has arisen to the other party or parties to this Agreement, specifying the nature of the dispute.

17.3      Upon receipt of the Notice of Dispute, the parties must attempt to agree upon an appropriate procedure for resolving the dispute.

17.4      If, within ten (10) Business Days of receipt of the Notice of Dispute the dispute is not resolved or an appropriate alternative dispute resolution process is not agreed, then the parties (or either of them) must:

(a)        if the dispute is not of a technical nature, refer the dispute to a mediator agreed between them or failing agreement appointed by the President for the time being of the Law Society of the Northern Territory for facilitation of mediation in accordance with mediation rules to be nominated or set down by the mediator.  The parties must co-operate with the mediator as facilitator.   The costs of the mediation will be borne equally between the parties; or

(b)       If the dispute is of a technical nature, refer the dispute to an independent expert agreed between them or failing agreement appointed by the Branch Chairman of the Australasian Institute of Mining and Metallurgy — Darwin Branch or such other person of a similar standing as agreed by the parties.  The expert must have reasonable qualifications including commercial and practical experience in the area of the dispute.  The expert is authorised to inform himself or herself independently as to the facts to which the dispute relates, receive submissions, statements and documents and act upon same, consult with other qualified persons and take such measures as he or she thinks to expedite the resolution of the dispute.  The person appointed as an expert under this clause is deemed not to be an Arbitrator but an expert in the law relating to arbitration, including the Commercial Arbitration Act will not apply to him or her in his or her determination.  The final determination of the expert will be final and binding upon the parties.  The costs of the expert and any advisers to the expert will be born by the parties equally.

17.5      This clause will survive the performance of the Agreement and its termination.

18.       DEFAULT TERMINATION AND EXPIRY

18.1      This Agreement may be terminated, with written notice to the other party:

(a)        immediately by the Territory if Vista Gold or the Guarantor has an application or order made, or a resolution passed for its deregistration or winding up, goes into voluntary administration or enters a deed of company arrangement, liquidation, stops payments of its debts or is unable to pay its debts within the meaning of the Corporations Law, is placed under official management or has a Receiver, Manager or Inspector appointed over any of its assets;

(b)       by either the Territory or Vista Gold if the Territory or Vista Gold (as the case may be) has committed a breach of any of its obligations under this Agreement and the Territory or Vista Gold (as the case may be) has served on the other party a notice stating that it is a notice under this clause and giving the party such reasonable period of time (which shall be no less than three (3) months and no more than six (6) months) that is necessary to remedy or rectify the breach and, at the expiry of that period of notice, the breach has not been rectified to the satisfaction of the relevant party.

(c)        by Vista Gold upon the giving of twelve (12) months notice (or such longer or shorter time as the parties may agree) of its intention to terminate the agreement.

18.2      Termination or Expiry of this Agreement:

(a)        does not affect any rights or obligations which may have accrued prior to termination or cessation and which remain unsatisfied; and

(b)       shall not affect any provision of this Agreement which is expressed to come into effect on, or to continue in effect after, that termination or cessation.

18.3      Upon termination or expiry of this Agreement Vista Gold may, by notice in writing given to the Territory within three (3) months of the termination or expiry of this Agreement, elect to retain the Mineral Leases (MLN 1070, 1071 and 1127), in which case Vista Gold shall assume all of the obligations of the holder of the Mineral Leases including, without limitation, the obligation to fully rehabilitate the Mt Todd site consistent with currently accepted standards, or in the event that Vista Gold does not so elect, Vista Gold shall, at the option of the Territory:

(a)        transfer the Mineral Leases (MLN 1070, 1071 and 1127) to a nominee nominated by the Territory; or

(b)       surrender the mineral leases by lodging a written notice in accordance with section 70 of the Mining Act, or in such other method as may be directed by the Territory.

18.4      This clause will survive the expiry or earlier termination of this Agreement.

19.        ASSIGNMENT OR TRANSFER OF MINERAL LEASES

Vista Gold agrees that it shall not assign or transfer its rights or obligations under this Agreement or any of them without the prior written consent of the Minister.  For the purposes of this clause Vista Gold assigns its rights and obligations under the Agreement if there is a change in control or ownership of Vista Gold.

The Territory shall not unreasonably withhold consent to an assignment or transfer provided that:

(a)        the Territory is reasonably satisfied as to the financial and business capacity of the proposed transferee;

(b)        Vista Gold remedies any default under this Agreement of which prior written notice has been given to Vista prior to transfer; and

(c)        the transferee enters into a further agreement with the Territory concerning the matters contained in this Agreement on terms and conditions reasonably acceptable to the Territory.

20.        NOTICES

20.1      All notices, approvals, consents, demands or other communications required or permitted to be given under this Agreement must be in writing and served:

(a)        personally;

(b)       by pre-paid certified post; or

(c)        by facsimile transmission,

at the address of the party set out below or at such other address as a party may have substituted for it by written notice to the other.

20.2      A notice, approval consent, demand or other communication is deemed to be given by the sender and received by the addressee, if:

(a)        given by delivery in person, when delivered to the addressee;

(b)       sent by mail, on the second Business Day from and including the date of posting; or

(c)        sent by facsimile, on receipt of a complete and correct transmission report by the sender and if received by the addressee before 4.00pm (addressee’s time) on a Business Day on that day otherwise it is deemed to be received at 9.00am on the next following Business Day in the place of receipt.

20.3      For the purposes of this Clause the address for service of each party is as follows:

(a)  the Territory

Department of Primary Industry Fisheries and Mines

GPO Box 3000

DARWIN   NT   0801

Attention:	Chief Executive

Telephone:	(08) 8999 5598
Facsimile:	(08) 8999 5191

(b)       Vista Gold

c/- Whittens Lawyers

Level 30, Piccadilly Tower

133 Castlereagh Street

SYDNEY   NSW   2000

Attention:

Telephone:	(02) 9264 2216
Facsimile:	(02) 9283 1970

(c)        Vista Gold Corp

7961 Shaffer Parkway

Suite 5

Littleton, CO 80127

Attention:	Mike Richings
Telephone:	720-981-1185
Facsimile:	720-981-1186

20.4         Any change to the details specified in this clause must be advised to the other party by certified or registered mail within seven (7) days of the change.

21.        GOODS AND SERVICES TAX

21.1      For the purposes of this Clause unless the context otherwise requires:-

(a)        “GST” means any tax imposed on Supply by or through the A New Tax System (Goods and Services Tax) Act 1999 (“the Act”) and any related Tax Imposition Act.  Where any other term is used in this clause which is defined in the Act it shall have the meaning which it bears in the Act, or (if the term is not defined in the Act) the meaning which it bears in any related Tax Imposition Act;

(b)       “GST Rate” means the percentage amount of GST payable determined under section 9-70 of the Act as amended from time to time; and

(c)        “Input Tax Credit”, “Recipient”, “Supplier” and “Supply” and have the meaning they bear in the Act.

21.2      The parties acknowledge that the consideration under this Agreement is exclusive of GST.

21.3      The Supplier and the Recipient agree that in the case of a Supply which is a taxable Supply the consideration payable to the Supplier will be increased by an amount equal to the GST payable on the Supply where GST is calculated using the GST Rate applicable at the time of the Supply.

21.4      The Supplier shall provide the Recipient with a tax invoice and/or adjustment notes in relation to the Supply prior to an amount being paid by the Recipient under this Agreement and shall do all things reasonably necessary to assist the Recipient to enable it to claim and obtain any Input Tax Credit available to it in respect of a Supply.

22.           CONFIDENTIAL INFORMATION

22.1      Each party must hold all Confidential Information of the other party in confidence and must not make any use of it, except for the purposes of performing its obligations or exercising its rights under this Agreement and must not disclose or permit or cause the Confidential Information of the other party to be disclosed to any person, except:

(a)        as authorised by the other party under this Agreement;

(b)       to its employees, to the extent needed to perform their obligations under this Agreement;

(c)        disclosure as required by Law or by applicable Canadian or United States Federal, Provincial or State law or Regulatory Authorities, or by the Toronto Stock Exchange or the American Stock Exchange; and

(d)       disclosure by the Territory to Ministers, Cabinet and the Legislative Assembly of the Northern Territory.

22.2      The parties acknowledge and agree that this Agreement is not Confidential Information, and that it is intended that this Agreement be made public.

23.        INSPECTION OF RECORDS AND AUDIT RIGHTS

23.1      The Territory shall make records and data brought into being in respect of Mt Todd (with the exception of any records or data the subject of legal professional privilege or which would be exempt from disclosure pursuant to the provisions of the Information Act (NT) available for inspection by Vista Gold to enable Vista Gold to carry out its initial studies and to more fully understand the history and nature of the land management and environmental issues pertaining to the site.

23.2      Upon receipt of a request in writing from Vista Gold, the Territory must allow an appropriately qualified person (“Auditor”) to conduct an audit on behalf of Vista Gold to be performed at reasonable times during normal business hours.  Such Auditor may be an independent auditor engaged by Vista Gold, and the costs of any such audit shall be borne by Vista Gold.

23.3      The Territory must:

(a)        provide the Auditor with access to its premises and to the records and data created and kept pursuant to Clause 23.1 during the Term to enable the conduct of the audit; and

(b)       permit the Auditor to make copies of any such records or data.

24.        FORCE MAJEURE

24.1         If a party is unable to wholly or in part carry out its obligations due to acts of God, strikes, lockouts or other industrial disturbances, war, unavoidable accident or flood then the other party shall give the affected party notice thereof and, insofar as is known, the probable extent to which it will be unable to perform or will be delayed in performing such obligation, whereupon such obligation shall be suspended so far as it is affected by such cause.

24.2         Once such cause has ended, the obligated party must resume carrying out all acts which it would have been liable to carry out had the cause not intervened.

24.3         The obligated party shall take all reasonable steps to ameliorate and eliminate the intervening event and resume performance as promptly as practicable.

24.4         Costs incurred by a party by reason of a force majeure event under clause 24.1 shall be borne by the obligated party.

24.5         Notwithstanding anything herein to the contrary, if an intervening event persists for longer than thirty (30) days then either party may terminate this Agreement by notice to the other in writing.

25.        COMPLIANCE WITH LAWS

The parties shall comply with the Law as in force in the Territory from time to time.

26.        COSTS AND STAMP DUTY

The parties shall each pay their own costs of and incidental to the negotiations for and the preparation and execution this Agreement but any stamp duty payable on this Agreement shall be borne by Vista Gold.

27.        ENTIRE AGREEMENT

This Agreement terminates and supersedes all previous written and oral agreements and understandings between the parties with regard to the matters dealt with in this Agreement.

28.        COUNTERPARTS

This Agreement may be signed in any number of counterparts and all such counterparts when taken together shall constitute one instrument.

29.        AMENDMENTS

No alteration, addition or amendment shall be made to this Agreement other than in writing signed by each of the parties.

30.        WAIVER

30.1      A party to this Agreement cannot allege or purport to rely upon a waiver of any breach of or non-compliance with any warranty, term or condition of this Agreement unless that wavier is in writing and signed by the party against whom that waiver is claimed.  A waiver of any breach of or non-compliance will not be deemed to be a waiver of any other or subsequent breach or non-compliance.

30.2      A failure or delay in exercise, or partial exercise, of a right , power or privilege arising from a breach of or non-compliance with any warranty, term or condition of this Agreement does not result in a waiver of that right, power or privilege.

31.        ASSIGNMENT

A party shall not assign or otherwise deal with this Agreement or any right under this Agreement without the prior written consent of the other party which consent may not be unreasonably withheld.

32.        SEVERABILITY

If a court determines that a word, phrase, sentence, paragraph or provision in this arrangement is unenforceable, illegal or void then it shall be severed and the other provisions of this arrangement shall remain operative.

33.        JURISDICTION AND PROPER LAW

This Agreement shall be governed by and construed in accordance with the law for the time being in force in the Northern Territory and the parties hereto submit to the exclusive jurisdiction of the Supreme Court of the Northern Territory at Darwin in respect of all matters arising hereunder or related hereto.

34.        FURTHER ACTS

Each party will promptly do and perform all acts and execute and deliver all documents (in a form and context reasonably satisfactory to that party) required by Law or by applicable Canadian or United States Federal, Provincial or State law or Regulatory Authorities, or by the Toronto Stock Exchange or the American Stock Exchange or reasonably requested by the other party to give effect to this Agreement.

35.        GUARANTEE AND INDEMNITY

35.1         The Guarantor:

(a)           gives this guarantee and indemnity in consideration of the Territory agreeing to enter into this Agreement; and

(b)           acknowledges incurring obligations and giving rights under this guarantee and indemnity for valuable consideration received from the Territory.

35.2         The Guarantor unconditionally and irrevocably guarantees the due and punctual performance of the Guaranteed Obligations.

35.3         If Vista Gold does not duly and punctually perform the Guaranteed Obligations in accordance with the terms of this Agreement then the Guarantor agrees to perform the Guaranteed Obligations on demand from the Territory (whether or not demand has been made on Vista Gold).  A demand may be made at any time and from time to time.

35.4         As a separate undertaking, the Guarantor indemnifies the Territory against all liability or loss arising from, and any costs, charges or expenses incurred in connection with, the Guaranteed Obligations not being duly and punctually performed because of any circumstance whatsoever.

35.5         This guarantee and indemnity is a continuing security and extends to all money payable under this guarantee and indemnity and to all of the Guaranteed Obligations.  The Guarantor waives any right it has of first requiring the Territory to proceed against or enforce any other right, power, remedy or security or claim payment from Vista Gold or any other person before claiming from the Guarantor under this guarantee and indemnity.

35.6         The liabilities under this guarantee and indemnity of the Guarantor as guarantor, principal debtor, principal obligor or indemnifier and the rights of the Territory under this guarantee and indemnity are not affected by anything which might otherwise affect it at law or in equity including, without limitation, one or more of the following:

(a)           the Territory or another person granting time or other indulgence to, compounding or compromising with or releasing Vista Gold; or

(b)           acquiescence, delay, acts, omissions or mistakes on the part of The Territory; or

(c)           any variation or novation of a right of the Territory, or alteration of this Agreement or a document, in respect of Vista Gold.

35.7         As long as the Guaranteed Obligations or any of them remain unperformed, the Guarantor may not, without the consent of the Territory:

(a)           make a claim or enforce a right (including, without limitation, a mortgage, charge or other encumbrance) against Vista Gold or its property; or

(b)           prove in competition with the Territory if a liquidator, provisional liquidator, official manager or trustee in bankruptcy is appointed in respect of Vista Gold or Vista Gold is otherwise unable to pay its debts when they fall due.

35.8         The Guarantor represents and warrants that its obligations under this guarantee and indemnity are valid and binding and that it does not enter into this guarantee and indemnity in the capacity of a trustee of any trust or settlement.

35.9         For the purposes of this guarantee and indemnity “Guaranteed Obligations” means all express or implied obligations of Vista Gold to the Territory in connection with this Agreement, or any transaction or variation agreed to, or contemplated by it, or collateral thereto.

EXECUTED by the parties as an Agreement.

SIGNED by the HON KONSTANTINE VATSKALIS MLA, Minister for Mines and Energy for and on behalf of the NORTHERN TERRITORY OF	) ) ) )
AUSTRALIA in the presence of:	)	Signature

Signature of Witness

Name of Witness

THE COMMON SEAL of VISTA GOLD AUSTRALIA PTY LTD (A.C.N. 117 327 509) was hereto affixed in accordance with its Constitution in the presence of:	) ) ) )

Director

Director / Secretary

THE COMMON SEAL of VISTA GOLD CORPORATION was hereto affixed in the presence of:	) ) ) )

Director

Director / Secretary

SCHEDULE A

NT ASSETS

Description	Infrastructure

RP1 to RP7 pumping system

•      Approximately 3.2km of poly pipeline (350mm diameter)

•      VSU YF61 20044 Toya Denki variable speed unit

•      Electric motor (stainless steel) 150kw 4 Pole Toshiba 3 Phase

•      Various lengths of spare pipeline laying along the length of the existing pipeline.

RP7/Raw Water (RW) pumping circuit, including:

•      1.6km of 560mm diameter pipeline running around the base of the tails dam from the raw water dam to the decant pond, including all valves, flanges and 7 lengths of spare pipeline laying near the existing pipeline

•      RW pumps being 2 x Ingersoll Rand Decant Water Pumps, type 10x8x13 powered by Teco 75 kw motor with fittings, gates, valves, suction hose, pontoon and flow meters

•      Decant Pond pumps being 2 x Thompson Kelly & Lewis Hydro-Titan Raw Water Pumps, including motors, fittings, gate, valves and flow controls

•      1x Header Tank

•      Pipeline from booster pump to the plant consisting of approximately 3.4km of poly pipe of 450mm diameter

•      Pipeline from decant pond to the plant similarly consists of approximately 3.4km of poly pipe of 450mm diameter

Heap leach pumping system to RP7 including pipe work of various diameters connecting cells 1,2,3 and 4 inclusive (including all pumps, valves, goose necks, manifolds and filters)	• Distribution lines of various diameters across the Heap Leach pad and all equipment within the boundaries of the Heap Leach • Cell 1 Pump – 1 x Flygt 37kw submersible pump

•      Cell 4 Pump – 1 x 55kw submersible pump

•      Pipeline from Heap Leach to Barren Pond (RP5) and from Barren Pond (RP5) to Heap Leach consisting of two separate lines being a mixture of poly and steel pipe of approximately 1km each

•      The Barren Pond including liner, surrounding fence etc

•      Poly pipeline from Barren Pond (RP5) to RP7 which includes all valves, fittings etc of approximately 1.5km in length and approximately 450mm in diameter

•      Poly pipeline from Heap Leach to RP7 which includes all valves, fittings etc of approximately 0.5km in length and approximately 350mm and various diameters

•      Poly pipeline from Heap Leach to RP7 which includes two separate lines of 165mm and 200mm diameter and approximately 0.25km in length each

RP2 pumping system including pumps pipes and valves:

•      1 x 55kw stainless steel submersible pump

•      poly pipeline of approximately 0.8km in length from RP2 to RP5 (Batman Pit) of various diameters

•      poly pipeline of approximately 1km in length from RP2 to RP7 (Tails Dam) of various diameters.

Irrigation/Watering System located on the Western side of PR7, being the evaporation system which includes:

•      approximately 0.2km of 200mm diameter poly pipeline

•      various diameter and lengths of poly pipeline distributing water via sprinkler heads and associated spare poly pipeline valves, flanges etc located near existing system

Spares	removed from existing stores and relocated to seatainer and locked in old cyanide compound.

Tools required to help in the	• HF630 Fusionmaster poly pipe

maintenance of the different systems	welding machine • FW225 Fielder poly pipe welding machine • Denyo diesel welder/generator (TLW38055WK)

Substation 111	• Low voltage switchgear equipment no 1300-MCC-103 and shelter • Wilson 1500 kVA 11 KV-415 transformer equipment no TX117

Substation 109 (Decant Pond)	• Low voltage switchgear equipment no 2100-MCC-115 and shelter-skid mounted (not including telemetry equipment already sold) • Wilson 500 kVA 11 KV-415 transformer equipment no 2100-TX-115

Substation 06 (Heap Leach)	• Low voltage switchgear equipment no 04-MCC-08, skid mounted • Wilson 750 kVA 11 KV-415 transformer equipment no 04-TX-07

Substation 03	• Low voltage switchgear equipment no 05-MCC-04 and building, not including VS drive owned by DME and telemetry equipment already sold • Wilson 750 kVA 11 KV-415 transformer equipment no 05_TX04

Genset

•      Diesel Generator set, skid mounted (asset 5-16)

•      Alternator: Magnamax Model No 573RSL4032BP530W, Serial No YA 387 205101 650 KVA, 240/415 volt

•      Prime Mover: Detroit Diesel V8 engine model no 80837416 Spec L12253 Unit No 08VE154379, Serial No 9830922ser# in enclosed cabinet, skid base with inbuilt fuel tank, model 572RSL4024BP/533W,(OSGE01)

Substation 00	• Hi voltage switchgear equipment no 10-SB-01 and building with tripping power supply.

Used raw water tank	• Plant No 1720-TK-151 with all remaining appurtenances mounted on it as of deed date.

Pipes and Associated Infrastructure	• All pipe and pipe fittings on Site

Electrical Infrastructure	• Power line to stacker • Power line (11kv) adjacent decant pond. • 415 V Turkey Nest Transformer • Substations – Bores 1,6 &10 • Lightening Tower

Buildings	• Front Gate Demountable • Telephone Exchange Building & equipment owned by APL

Tanks	• Cyanide Tanks (3) • Lime Silo • Cement Silo • Thickener Overflow Slurry Tank

General

•      Fencing Around Tailings Dam

•      Septic Systems (2) and Septic Head

•      Wooden Sleepers Adjacent to Stacker Area

•      Site Access Gate

•      Turkeys Nest Liner

•      RP5 Liner and RP6 Liners and associated infrastructure

•      Pipework and equipment associated with heapleach and decant not mentioned in contractual purchases

SCHEDULE B

Third Party owned assets

3rd Party

Description of Plant and Equipment

Tanami Gold NL	• Carbon in Leach Tanks (9) • Flotation Building Inclusive of tanks

Crusher Services International	• Lay down Area adjacent Heap Leach

Carol Davis	• Garden Shed on Road to Stacker

Colin Freeman

•      Stores Holding yard contents owned by Colin Freeman – now apparently removed

•      Shed (formerly substation) 101

•      Shed (formerly substation) 102

•      Shed (formerly substation) 105

•      Shed (formerly substation) 107

SCHEDULE C

SITE ENTRY CONDITIONS

The Territory acknowledges and agrees that:

1.             At any time during which The Territory, its officers, servants, agents or contractors are on the grounds comprising the Mine:

(a)           with the exception of mining officers acting pursuant to the Mining Management Act, they will follow the directions and instructions given by security personnel, Vista Gold and the officers, servants, agents and contractors of Vista Gold;

(b)           no alcohol, firearms, or pets are permitted on the Mine site;

(c)           persons under the age of 16 years will not be permitted on the Mine site.

2.             When undertaking any major dismantling (being work which involves the disassembly of equipment, structures and buildings or the use of elevated platforms, work baskets or the handling of hazardous substances):

(a)           only the Territory, its officers, servants, agents or contractors who have completed an OH & S and environmental pre-qualification to the satisfaction of the Vista Gold shall be permitted on the Mine site;

(b)           minimum clothing requirements are steel toed boots, long trousers, sleeved shirt, safety helmet, glasses and such other personal protective equipment as directed by Vista Gold or its officers, servants, agents or contractors;

(c)           the sequence of any dismantling will be determined and controlled by Vista Gold so as to ensure the orderly dismantling and removal of any equipment, structures and buildings situated on the Mine site.

3.             In the context of any mobile plant sought to be brought onto the Mine site by or on behalf of the Territory:

(a)           all mobile plant will be inspected by the Vista Gold’s servants, agents or contractors and will only be permitted on site in the absolute discretion of Vista Gold;

(b)           cranes and forklifts must be certified in accordance with the requirements of the NT Work Health Authority;

(c)           all lifting equipment, including chains, slings and shackles shall carry current certification from a National Association of Testing Authority registered tester;

(d)           the operators of equipment must hold a certification (from the NT Work Health Authority or other appropriate interstate statutory authority) relevant to the equipment which is being operated and demonstrate a level of competency to the satisfaction of Vista Gold.

4.             At all times, The Territory, its officers, servants, agents and contractors shall comply with all applicable statutory and regulatory requirements relevant to their attendance on the Mine site, including those contained in the Mining Act and the Mining Management Act and the regulations or other instruments created under, or to give force to, those Acts.

BETWEEN:

NORTHERN TERRITORY OF AUSTRALIA

(“the Territory”)

AND:

VISTA GOLD AUSTRALIA PTY LTD
(A.C.N. 117 327 509)

(“Vista Gold”)

AND:

VISTA GOLD CORP

(“the Guarantor”)

AGREEMENT

Solicitor for the Northern Territory
45 Mitchell Street
DARWIN NT 0800

Telephone:	(08) 8999 7623
Facsimile:	(08) 8999 6316

Ref: 20051515 AJS:ME / KMC

C200515806 – Vista Corp – –1 February 2006 – clean copy